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EXHIBIT 11.1


                               BSQUARE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

        The following table provides a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three- and nine-month periods ended September 30, 2000 and 1999:

                                                                 Three Months                 Nine Months
                                                             Ended September 30,          Ended September 30,
                                                            ---------------------       -----------------------
                                                              2000         1999           2000           1999
                                                            -------      --------       --------       --------
Net income (loss) (numerator diluted)                       $ 1,252      $    378       $   (228)      $  1,249
    Less: Accretion of mandatorily redeemable
        Convertible preferred stock                              --           (30)            --            (90)
                                                            -------      --------       --------       --------
Net income (loss) available to common shareholders
    (numerator basic)                                       $ 1,252      $    348       $   (228)      $  1,159
                                                            =======      ========       ========       ========
Shares (denominator basic):
    Weighted average common shares outstanding               33,605        18,844         33,082         18,594
                                                            =======      ========       ========       ========
Basic earnings (loss)  per share                            $  0.04      $   0.02       $  (0.01)      $   0.06
                                                            =======      ========       ========       ========
Shares (denominator diluted) (1):
    Weighted average common shares outstanding               33,605        18,844         33,082         18,594
    Mandatorily redeemable convertible preferred stock           --         8,333             --          8,333
    Common stock equivalents (2)                              2,617         2,623             --          1,879
                                                            -------      --------       --------       --------
    Weighted average common shares and equivalents
         outstanding                                         36,222        29,800         33,082         28,806
                                                            =======      ========       ========       ========
Diluted earnings (loss) per share                           $  0.03      $   0.01       $  (0.01)      $   0.04
                                                            =======      ========       ========       ========

(1) Share amounts presented for 1999 give effect to the issuance of 261,391 shares to the former shareholders of BlueWater Systems to effect its acquisition by BSQUARE. The transaction was accounted for as a pooling of interests.

(2) As the Company incurred a net loss attributable to common shareholders for the nine-month period ended September 30, 2000, the effect of common stock equivalents is excluded in that period, as the effect is anti-dilutive.



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